CONTACTS:

Angus C. Morrison
Senior Vice President, CFO & Treasurer
(770) 822-4285
www.vistaeyecare.com

Janice J. Kuntz
Fleishman-Hillard, Inc.
404-659-4446


FOR IMMEDIATE RELEASE:
July 2, 1999

Lawrenceville, Georgia: Vista Eyecare, Inc. (NASDAQ:VSTA) today announced that Barry J. Feld, its President and Chief Operating Officer and a member of its board of directors, has resigned from the Company effective July 5, 1999. Mr. Feld, who previously served as President and Chief Executive Officer of New West Eyeworks, Inc., joined the Company in October, 1998, following the acquisition by Vista Eyecare of New West.

James W. Krause, Chairman and Chief Executive Officer of Vista Eyecare, said, "Barry has enthusiastically supported and implemented the integration process of the businesses we purchased last year. We wish him the very best in his future endeavors."

Mr. Feld indicated that he was leaving to pursue an opportunity to become chairman, president and chief executive officer of a specialty retail company outside of the optical industry. Mr. Feld said, "I have the highest regard for Jim Krause and the management team at Vista and have every expectation that they will succeed in creating a national value retail optical company."

The Company indicated that Mr. Krause would assume the duties of Mr. Feld as president and that the Company had no immediate plans to replace Mr. Feld.
                                       ###